EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement Nos. 333-103939, 333-157978, 333-109173 and 333-176386 on Form S-8 of our report dated March 24, 2016, relating to the 2015 consolidated financial statements of Jones Soda Co. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 24, 2016